Exhibit 5.1

June 11, 2018

Reference: 99493/1

Zymeworks Inc.

Suite 540, 1385 West 8th Avenue

Vancouver, British Columbia,

Canada V6H 3V9

RE:	Zymeworks Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel for Zymeworks Inc. (the “Company”), a company incorporated under the laws of the Province of British Columbia, in connection with the preparation and filing under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”).

The purpose of the Registration Statement is to register the offer and sale of up to 4,947,570 common shares of the Company (the “Shares”) which are reserved for issuance pursuant to the following:

(a)	the exercise of stock options granted or to be granted (the “Options”) under or otherwise governed by the Company’s second amended and restated employee stock option plan (the “Option Plan”) and the Company’s 2018 amended and restated employee stock purchase plan (the “Stock Plan”);

(b)	the settlement of Shares, that are subject to transfer, vesting and forfeiture restrictions, granted or to be granted (the “Restricted Stock”) under or otherwise governed by the Stock Plan;

(c)	the redemption of restricted share units awarded or to be awarded (the “RSUs”) under or otherwise governed by the Stock Plan; and

(d)	the exercise of purchase rights granted or to be granted (“Purchase Rights”) under or otherwise governed by the amended and restated employee stock purchase plan (the “ESPP”).

For the purposes of this opinion we have reviewed such corporate records of the Company and other documents as we have deemed necessary or desirable to give the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Options, Restricted Stock, RSUs and Purchase Rights, we are of the opinion that (1) upon the due exercise of the Options granted pursuant to and in accordance with the Option Plan and Stock Plan, respectively, including receipt of the exercise price; (2) upon the settlement of Restricted Stock in accordance with their terms and the Stock Plan; (3) upon the redemption of RSUs in accordance with their terms and the Stock Plan; (4) and upon the exercise of Purchase Rights in accordance with their terms and the ESPP, the Shares underlying the Options, Restricted Stock, RSUs and Purchase Rights will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable therein; and

(b)	our opinion is based on legislation and regulations in effect on the date hereof.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP